EXHIBIT 23.b


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the prospectuses included in this Registration Statement of MascoTech, Inc. on Form S-3 of our report dated February 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of TriMas Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 which report is included in the Annual Report on Form 10-K of MascoTech, Inc for the fiscal year ended December 31, 1993. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.


Coopers & Lybrand L.L.P.

Detroit, Michigan
October 6, 1994